Exhibit 99.1

MyoKardia Appoints Kim Popovits and Wendy Yarno to Board of Directors

SOUTH SAN FRANCISCO, Calif. – March 17, 2017 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced the appointments of Kim Popovits and Wendy Yarno to the Company’s board of directors.

“The talent and industry knowledge of these two respected executives will be invaluable as MyoKardia navigates the next phase of growth and moves closer to a commercial organization,” said Tassos Gianakakos, chief executive officer. “Kim and Wendy are both outstanding leaders, passionate about improving the lives of patients through innovative science, with tremendous business experience building high-performing organizations.”

Ms. Popovits has served as Genomic Health’s chairman of the board since 2012, and chief executive officer and president since 2009. She was president and chief operating officer since joining the company in 2002. Previously, Ms. Popovits spent 15 years at Genentech, where she led the successful commercialization of 14 new therapies.

Ms. Popovits currently serves on the boards of American Clinical Laboratory Association, California Life Sciences Association, Personalized Medicine Coalition, and ZS Pharma. She is president of The Coalition for 21st Century Medicine and serves as an advisor to the Healthcare Businesswomen’s Association. Ms. Popovits holds a B.A. degree in business from Michigan State University. She will serve on the nominating and corporate governance committee of MyoKardia’s board of directors.

Ms. Yarno, retired chief marketing officer of Merck & Co, Inc., is an accomplished global business leader recognized for expertise in marketing and organizational effectiveness. During her 26 years at Merck, she held positions of increasing responsibility and developed deep expertise in pharmaceutical commercialization including drug development, regulatory strategy, market development, global product strategy and management of product lifecycles. Ms. Yarno also served as Merck’s senior vice president of human resources, where her efforts to develop and implement new corporate HR strategies proved transformative.

Ms. Yarno has more than 14 years of corporate governance experience as a member of public company boards in the medical device and biotechnology fields. She is the non-executive chairman of the board of Aratana Therapeutics and has served on the boards of ADial Pharmaceuticals, Durata Therapeutics, Medivation, St. Jude Medical, and PluroGen Therapeutics. Ms. Yarno holds an M.B.A. from Temple University. She will serve on the compensation committee of MyoKardia’s board of directors.

The Company also announced that founding board member Charles Homcy, M.D., partner at Third Rock Ventures, has resigned from the MyoKardia board. Dr. Homcy will continue as an advisor to MyoKardia.

“The contributions Charles has made to MyoKardia over the course of more than four years of counsel and partnership cannot be overstated,” said Mr. Gianakakos. “He played a key role in launching MyoKardia and built an incredible foundation for us to execute on our mission to change the world for patients with serious cardiovascular disease through bold and innovative science.”

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an oral small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and has been evaluated in three Phase 1 clinical trials. MyoKardia is currently studying MYK-461 in the Phase 2 PIONEER-HCM trial in symptomatic, obstructive HCM (oHCM), a subset of HCM for which the U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation. MYK-491, the second clinical candidate generated by MyoKardia’s product engine, is designed to increase the overall force of the heart’s contraction in DCM patients by increasing cardiac contractility. MyoKardia is currently evaluating MYK-491 in a Phase 1 study in healthy volunteers. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science. For more information, please visit www.myokardia.com.

Investor Contact:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

Media Contact:

Steven Cooper

Edelman

415-486-3264

steven.cooper@edelman.com